Exhibit 10.1
June 29, 2025

Kevan Krysler

RE: SEPARATION & RELEASE AGREEMENT

Dear Kevan:

This letter sets forth the terms of this Separation and Release Agreement (the “Agreement”) that Pure Storage, Inc. (the “Company”) is offering to you to aid in your employment transition. You and the Company are collectively referred to as the “Parties” throughout this Agreement.

1.Employment End Date. You agree that your employment with the Company terminates on June 30, 2025 (the “Separation Date”). Provided you sign an advisor agreement with the Company (the “Advisor Agreement”), for the effective date starting July 1, 2025 and ending June 30, 2026 (the “Advisory Work Period”), you will be expected to perform certain advisory work each week as per the terms of the Statement of Work in your Advisor Agreement and continue transitioning your work and performing specific tasks as instructed by the CEO or CFO. The end date of your services to the Company will be June 30, 2026, or alternatively, the date on which the Advisor Agreement is terminated pursuant to Section 6 of the Advisor Agreement (the “Services End Date”). On June 30, 2026 (or earlier if your Advisory Work Period is terminated for cause (as used below)), your access to the Company’s systems and any Company-related electronic accounts will be deactivated.

2.Transition Benefits. Between now and the Services End Date, the Company will provide you with the following benefits described below (the “Transition Benefits”):
(a)Benefits. Any benefits received following your Separation Date up through the Services End Date are set forth in the Advisor Agreement. For purposes of your employment Separation Date, you acknowledge that you have been paid all amounts owed to you, unless otherwise provided for in this Agreement or the Advisor Agreement, and subject to applicable payroll deductions, payroll taxes, and after-tax deductions. As you know, the Company does not provide vacation accrual, or accrual of other paid time off to its employees. Therefore, you will not have any accrued and unused vacation or other paid time off to be paid out at your Separation Date.
(b)Health Coverage and Related Medical Benefits. During your Advisory Work Period, you will continue to enjoy health insurance coverage, to the extent you are already enrolled. Your health insurance coverage is paid for by the Company through midnight on the last day of the calendar month of your Services End Date. Following your Services End Date, you will be eligible to continue that coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at your own expense.
(c)1H Bonus Advance. Should the Company elect to pay a 1H bonus advance for FY26 under the Corporate Bonus Plan, you will be entitled to payment of your 1H bonus calculated at 40% of your annual bonus target, subject to applicable payroll deductions and taxes and authorized after-tax deductions, in accordance with applicable state law.
(d)Equity Interests. During your employment, you were granted certain equity interests under the Company’s 2015 Equity Incentive Plan. The vesting of all such granted and outstanding options, RSU awards, PRSU awards and equity interests as of the Separation Date(collectively your “Equity Interests”), will cease as of your Services End Date. Participation in the Employee Stock Purchase Plan will end as of the Separation Date. All rights, duties and obligations with respect to all of your Equity Interests will continue to be governed by the applicable equity plan and related agreements.

3.Post Termination Benefits. If you: (a) sign, date, and return the fully-executed Agreement and Advisor Agreement to the Company; and (b) you do not subsequently revoke either Agreement; and (c) your Advisor Agreement is not terminated as per Section 6.2 of your Advisor Agreement; and (d) you comply with the terms and conditions of this Agreement; and (e) you perform certain advisory work each week during your Advisory Work Period as per the terms of the Statement of Work in your Advisor Agreement, then you will receive the following Post-Termination Benefits:

(a)COBRA Payment. Following your Separation Date, if you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums for health insurance benefits, dental, vision, and Lyra (EAP) for twelve (12) months, on the same terms and conditions as before your separation, beginning the first day of the month after your health insurance benefits end (referred to as the “COBRA Payment”). The COBRA Payments do not cover any other benefits you may have elected during the course of your employment with the Company, regardless of whether the benefit is a COBRA eligible benefit. The Company’s obligation to make these COBRA Payments will stop immediately if you become eligible for other health insurance benefits at the expense of another employer or the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. You must provide the Company prompt written notice of the availability of employer-sponsored health insurance as soon as possible following such eligibility. Please note that you are entitled to COBRA coverage whether or not you sign this Agreement, but you must timely sign and return this document if you want the Company to pay COBRA premium(s) for you as set forth above.
(b)Executive Physical. You shall remain eligible to participate in the Company’s Executive Physical Program for purposes of obtaining one (1) executive physical examination. The Company shall reimburse you for the reasonable and documented costs of such executive physical in an amount not to exceed Seven Thousand Five Hundred Dollars ($7,500.00), consistent with the terms and conditions of the Executive Physical Program as in effect as of the date of this Agreement. To be eligible for reimbursement, the executive physical must be completed on or before December 31, 2025, and all requests for reimbursement must be submitted in accordance with the Program's procedures, no later than sixty (60) days following completion of the examination.

4.Expense Reimbursements. You agree to submit your final documented expense reimbursement statement reflecting all business expenses you incurred through your Separation Date, if any, for which you seek reimbursement, no later than July 31, 2025. The Company will reimburse you for all documented and legitimate expenses approved for reimbursement pursuant to its regular business practice and in accordance with the Company’s Global Travel & Expense Policy.

5.Return of Company Property and Satisfaction of Financial Obligations to the Company. Within five (5) business days following your Services End Date, the Company must have received all Company equipment, property, documents (and all copies thereof), and information that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree that you will make a diligent search to locate any such documents, property and information within the timing referenced in this paragraph. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, Android, other smartphone, etc.), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than five (5) business days following your Services End Date, you will provide – if requested – the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. You agree to provide the Company access to your Personal Systems, if requested, for the purpose of verifying that the required copying and/or deletion is completed. If you have not returned all Company equipment, including your Company-issued laptop, within five (5) business days following your Services End Date, it will be considered a material breach of this Agreement.

On or before your Services End Date, you agree to satisfy any and all outstanding financial obligations to the Company, including, but not limited to, variable deficits, personal charges on your corporate-issued credit card, and erroneous overpayments made to you, if any.

6.Confidential Information Agreement. You acknowledge and reaffirm your continuing obligations to the Company under the PIA with the Company, which you signed at the commencement of your employment.
7.Re-Employment with the Company. In the event that you secure employment in any capacity with the Company during the Advisor Agreement period, you hereby acknowledge and agree that this Agreement, including all terms, conditions, and obligations, as well as the Advisor Agreement, shall be deemed null and void as of the date of such re-employment. You further agree that you shall not be entitled to receive any payments, benefits, or other amounts that would otherwise be owed to you under either this Agreement or the Advisor Agreement following your re-employment with the Company.

8.No Other Compensation or Benefits. Other than as set forth in this Agreement or the Advisor Agreement, you acknowledge that you are not eligible for and will not receive any salary, bonuses, Equity Interests or vesting, variable commissions, severance or any other form of compensation or benefits from the Company after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

9.Removed.

10.Non-Disparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, stockholders, affiliates, agents, distributors, partners, customers, products or services, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company will instruct its current executive officers and members of its Board of Directors - for as long as they are either employed, or serve on the Board - not to make any statement, written or oral, internal within the Company or publicly, that disparages you. The restrictions shall not apply to any statements made in response to a subpoena or other compulsory legal process.

Nothing, however, in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or engaging in conduct protected by Section 7 of the National Labor Relations Act, such as lawful discussions about wages, hours, or working conditions. The Parties agree that this non-disparagement provision is material and they would not have entered into this Agreement without it.

11.Violation of Terms of Agreement. If you violate Sections 9 or 10 (which are individually and collectively considered to be material terms of this Agreement), the Company shall have the right to immediately seek recovery of the value of the Post-Termination Benefits paid to you under this Agreement, as well as to pursue any other remedies available to it at law or equity.

12.No Voluntary Adverse Action; Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. Further, you agree to cooperate fully, consistent with the direction of your retained counsel, with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages), including reasonable fees incurred with your retained counsel, and will make reasonable efforts to accommodate your scheduling needs. Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

13.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed as an admission of any liability, obligation, wrongdoing or violation of law by the Company to you or to any other person, and the Company makes no such admission.

14.Release of Claims.
(a)General Release. In exchange for the consideration under this Agreement and the Advisor Agreement to which you would not otherwise be entitled, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, or affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, the termination of that employment, or your decision to terminate your employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, variable commissions, other incentive compensation, vacation, paid time off, expense reimbursements, severance payments, fringe benefits, stock, stock options, COBRA payments, or any other ownership or equity or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, wrongful termination, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (the “ADA”), the federal Age Discrimination in Employment Act (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), and any other laws, statutes, or regulations of the state in which you reside and/or work.
(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Company’s Chief Administrative & Legal Officer; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”). Any changes to this Agreement – whether material or immaterial – shall not restart the 21-day consideration period.
(d)Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. Nothing in this Agreement shall prevent you from filing, cooperating with, communicating with, or participating in any proceeding (including providing documents or other information without notice to the Company) before any Government Agency. While this Agreement does not limit your right to receive an award for information provided to the SEC, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you have waived to individual relief based on any claims that you have released and waived by signing this Agreement.

15.Voluntary Agreement and Representations. By signing this Agreement, you acknowledge that you have carefully read and understand this Agreement; you understand that this Agreement is legally binding; and by signing it you give up certain rights. In addition, you hereby represent that as of the date of signature, except for payments and benefits to be provided under this Agreement and the Advisor Agreement, you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the Company’s policies or any applicable law, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

16.Dispute Resolution.
(a)Arbitration Agreement. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.
(b)Individual Claims. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This section shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004 or to any other action or claim that cannot be subject to arbitration as a matter of law.
(c)Arbitration Process. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitration will take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided, however, that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location. The arbitrator shall: (a) have the authority to compel, pursuant to the California Arbitration Act and California Code of Civil Procedure Section 1283.05, adequate discovery for the resolution of the dispute, including discovery from third parties, and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17.Miscellaneous. This Agreement, including the Advisor Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your employment with the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any and all prior and other such promises, warranties, representations, or agreements. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. Any changes to this Agreement – whether material or immaterial – will not restart the consideration period. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed electronically and/or in counterparts, each of which shall be deemed to be part of one original, and electronically-submitted signatures and signatures transmitted via .PDF file or photo shall be equivalent to original signatures.

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Please return the fully executed, accurately dated, and unmodified Agreement to the Company no later than twenty-one (21) days from the date this Agreement was provided to you. If you do not return the Agreement by midnight on this deadline, the Post-Termination Benefits offered herein may be revoked and you may not be eligible to receive them.

Sincerely,

Pure Storage, Inc.

/s/ Nicole Armstrong
Nicole Armstrong
Chief Administrative & Legal Officer

I have read, understand, and voluntarily accept and agree to the above terms:

/s/ Kevan Krysler
Kevan Krysler

ADVISOR AGREEMENT
THIS ADVISOR AGREEMENT is made effective as of July 1, 2025 (“Effective Date”) by and between PURE STORAGE, INC. and its successors or assignees (“Company”) and the undersigned Kevan Krysler (“Advisor”) and shall continue through June 30, 2026 (the “Termination Date”), at which time, this Agreement shall automatically terminate. Any extensions must be made in writing and executed by the Parties. Company and Advisor may be referred to herein individually as a “Party” and collectively as the “Parties.”

1. ENGAGEMENT OF SERVICES. Company may submit a Statement of Work (“SOW”) to Advisor substantially in the form of Exhibit A to this Agreement. Subject to the terms of this Agreement, Advisor will provide the services set forth in each SOW accepted by Advisor (the “Project(s)”) by the completion dates set forth therein. The manner and means that Advisor chooses to complete the Projects are in Advisor’s sole discretion and control. As used herein, Advisor is defined as the individual or entity that executes this agreement and any employees, subcontractors, and affiliates thereof. Advisor shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards and at a location, place and time that Advisor deems appropriate. Company agrees to provide the equipment, tools, and other materials as may be necessary for Advisor to complete the Projects, and will make its facilities and equipment available to Advisor when necessary. Company understands that addition or removal of Advisor resources from engagements take thirty (30) days to effectuate.

2. COMPENSATION.

2.1 Fees. Company will pay Advisor the fee specified in Exhibit A to this Agreement. Upon termination of this Agreement for any reason prior to completion of the SOW, Company will pay Advisor fees and expenses on the basis stated in the SOW for work which is then in progress, within thirty (30) days of the later of Advisor’s invoice and the effective date of such termination.

2.2 REMOVED.

3. CONTRACTOR RELATIONSHIP. Advisor’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Advisor (a) is not the agent of Company; (b) is not authorized to make any representation, contract, or commitment on behalf of Company; ; and (c) will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Advisor’s performance of services and receipt of fees under this Agreement. If applicable, Company will report amounts paid to Advisor by filing Form 1099-MISC with the Internal Revenue Service, as required by law. Advisor agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Advisor under this Agreement. Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Advisor’s behalf. Advisor hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Advisor agrees to provide proof of payment of appropriate taxes on any fees paid to Advisor under this Agreement upon reasonable request of Company.

4. INTELLECTUAL PROPERTY RIGHTS.

4.1 Confidential Information. Advisor agrees that during the term of this Agreement and thereafter, it (a) will not use or permit the use of Confidential Information (defined below) in any manner or for any purpose not expressly set forth in this Agreement; (b) will not disclose, lecture upon, publish, or permit others to disclose, lecture upon, or publish any such Confidential Information to any third party; (c) will limit access to Confidential Information to Advisor personnel who need to know such information in connection with their work for Company; and (d) will not remove any tangible embodiment of any Confidential Information from Company’s premises without Company’s prior written consent. “Confidential Information” includes, but is not limited to, all information related to Company’s business and its actual or anticipated research and development, including without limitation (i) (a) trade secrets, inventions, mask works, ideas, processes, formulas, computer source and object codes, data, databases and data collections, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding products or plans for research and development, marketing, sales and business plans, budgets, financial statements, licenses, contracts, prices and costs, suppliers, and customers; (iii) information regarding the skills and compensation of Company’s employees, Advisors, and any other service providers of Company; (iv) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (v) all such information related to any third party that is disclosed to Company or to Advisor during the course of Company’s business (“Third Party Information”). Notwithstanding the foregoing, it is understood that Advisor is free to use information which is generally known in the trade or industry, information which is not gained as a result of a breach of this Agreement, and Advisor’s own skill, knowledge, know- how, and experience.

4.2 Competitive or Conflicting Engagements. Advisor agrees, during the term of this Agreement, not to enter into a contract or accept an obligation that is inconsistent or incompatible with Advisor’s obligations under this Agreement. Advisor further warrants that there is no other existing contract, obligation or duty on Advisor’s part that is inconsistent with this Agreement. Advisor further agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Advisor. Company acknowledges that Advisor will be searching for and potentially accepting permanent employment. Section 4.2 does not preclude Advisor from working with other companies, provided that Advisor shall not work with or for the following companies or their subsidiaries or affiliates: [***]

4.3 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any country.

4.4 Background Technology. As used in this Agreement, the term “Background Technology” means all Inventions developed by Advisor other than in the course of providing services to Company hereunder and all Inventions acquired or licensed by Advisor that Advisor uses in performing services under this Agreement or incorporates into Work Product (defined below). Advisor will disclose any Background Technology in the SOW in which Advisor proposes to use or incorporate into Work Product, and shall not use or incorporate such Background Technology into the Work Product without the prior written consent of Company. If no Background Technology is disclosed in an SOW, Advisor warrants that it will not use Background Technology or incorporate it into Work Product provided pursuant thereto.

4.5 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention that is solely or jointly conceived, made, reduced to practice, or learned by Advisor in the course of any services performed for Company or with the use of materials of Company during the term of this Agreement. For purposes of this Agreement, and all SOWs hereunder, Work Product is defined to also include all deliverables being provided to Company under this Agreement and all SOWs hereunder. Advisor agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product.

4.6 Ownership of Work Product. Advisor agrees that any and all Work Product, and all Inventions and all worldwide Intellectual Property Rights therein, shall be the sole and exclusive property of Company. It is expressly understood by Advisor that SOWs under this Agreement will result in Advisor creating deliverables that will qualify as works made for hire under 17 USC Section 101 and that ownership of all such works shall vest in Company.

4.7 Assignment of Work Product. If Advisor has any rights to the Work Product that are not owned by Company upon creation or embodiment, Advisor irrevocably assigns to Company all right, title and interest worldwide in and to such Work Product. Except as set forth below, Advisor retains no rights to use the Work Product and agrees not to challenge the validity of Company’s ownership in the Work Product.

4.8 License to or Waiver of Other Rights. If Advisor has any right to the Work Product that cannot be assigned to Company by Advisor, Advisor unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, even as to Advisor, irrevocable, perpetual, worldwide, fully paid and royalty- free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale and exercise any and all such rights. If Advisor has any rights to the Work Product that cannot be assigned or licensed to Company, Advisor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights.

4.9 Assistance. Advisor agrees to assist Company in every way, both during and after the term of this Agreement, to obtain and enforce United States and foreign Intellectual Property Rights relating to Work Product in all countries. In the event Company is unable to secure Advisor’s signature on any document needed in connection with such purposes, Advisor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on its behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Advisor.

5. ADVISOR REPRESENTATIONS AND WARRANTIES. Advisor hereby represents and warrants that (a) the Work Product will be an original work of Advisor and any third parties will have executed assignment of rights reasonably acceptable to Company prior to being allowed to participate in the development of the Work Product; (b) the Work Product will fully conform to the requirements and terms set forth in the SOW; (c) to the best of his/her knowledge, neither the Work Product nor any element or development thereof will infringe or misappropriate the Intellectual Property Rights of any third party; (d) neither the Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, or encumbrances; (e) Advisor will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product to third parties; (f) Advisor has full right and power to enter into and perform this Agreement without the consent of any third party; ( (h) Advisor will comply with all laws and regulations applicable to Advisor’s obligations under this Agreement, will refrain from any unethical conduct, and will maintain high standards of professionalism; and (i) should Company permit Advisor to use any of Company’s equipment, or facilities during the term of this Agreement, such permission shall be gratuitous and Advisor (i) shall be responsible for any injury to any person (including death) or damage to property arising out of use of such equipment or facilities; (ii) shall perform all services during Company’s normal business hours, unless Company otherwise specifically requests; and (iii) shall comply with Company’s then- current access policies and procedures, including those pertaining to safety, security, anti-harassment, and confidentiality.

6. TERMINATION. Unless previously terminated for the reasons set forth below in Sections 6.1 and 6.2 of this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate on the Termination Date.

6.1 Termination without Cause. This Agreement may be terminated without cause only at the sole discretion of the Company’s CEO and upon thirty (30) days’ prior written notice to Advisor. In the event of such termination, any unpaid amounts due to Advisor under this Agreement through the Services End Date shall be accelerated and paid in full, including any vesting of equity that would otherwise occur during such period, pursuant to Section 1(b) of the SOW. Advisor shall not be entitled to any compensation or benefits beyond those expressly set forth in this Agreement.

6.2 Termination with Cause. Either party may terminate this Agreement immediately in the event that the other party has materially breached the Agreement and fails to cure such breach within five (5) days of receipt of notice by the non-breaching party, setting forth in reasonable detail the nature of the breach. Company may also terminate this Agreement immediately in its sole discretion in the event of Advisor’s material breach of the section titled Intellectual Property Rights. Company will pay Advisor only those fees and expenses related to services actually performed during such notice period, as specified in the SOW. The CEO shall have the sole discretion over whether to initiate termination under this clause on behalf of the Company.

6.2 Return of Company Property. Upon termination of the Agreement or upon Company’s request at any other time, Advisor will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Confidential Information of Company and certify to Company in writing that Advisor has fully complied with this obligation Advisor further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.

6.3 Survival. The following provisions shall survive termination of this Agreement: Sections and Subsections titled Intellectual Property Rights, Advisor Representations and Warranties, Indemnification, Return of Company Property, Survival, and General Provisions.

7. RESERVED.

8. GENERAL PROVISIONS.

8.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Advisor hereby expressly consents to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against Advisor by Company arising from or related to this Agreement.

8.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

8.3 No Assignment. This Agreement, and Advisor’s rights and obligations herein, may not be assigned, subcontracted, delegated, or otherwise transferred by Advisor without Company’s prior written consent, and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void. The terms of this Agreement shall be binding upon assignees.

8.4 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

8.5 Injunctive Relief. Advisor acknowledges that, because its services are personal and unique and because Advisor will have access to Confidential Information of Company, any breach of this Agreement by Advisor would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

8.6 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

8.7 Export. Advisor agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, in violation of the United States export laws or regulations.

8.8 Entire Agreement; Modification. This Agreement and any Statement of Works attached hereto (and the Transition Services, Separation and Release Agreement) together constitute the entire agreement between the Advisor and Pure and supersedes in its entirety any and all oral or written agreements previously existing between Advisor and Pure with respect to the subject matter hereof. This Agreement may only be amended in a writing signed by duly authorized representatives of the parties.

Pure Storage, Inc.

By: /s/ Nicole Armstrong
Niki Armstrong, Chief Administrative & Legal Officer

Advisor: Kevan Krysler

By: /s/ Kevan Krysler

EXHIBIT A
STATEMENT OF WORK

Advisor: Kevan Krysler                         Date: July 1, 2025
Statement of Work #: One (1)

This Statement of Work forms part of the Advisor Agreement dated June 30, 2025 by and between Pure Storage, Inc. (“Pure”) and Kevan Krysler (“Advisor”), and will continue from July 1, 2025 through the Termination Date.

DESCRIPTION OF SERVICES; SERVICE FEES

1On July 1, 2025, Advisor will transition from an employee of Pure to an advisor, such that service to Pure will be continuous. Advisor will be paid $45,833.33 per month and vesting his outstanding equity awards, in accordance with the terms and conditions thereof, during the period of this Agreement. The Company will cover third party processing fees or markups related to the cash payments. The parties agree that Advisor is eligible for all granted and outstanding RSU and PRSU equity awards that vest during the period of this Agreement.

a.Should Pure pay a 2H bonus for FY26 under the Corporate Bonus Plan, Advisor will be paid an amount equivalent to Advisor’s 2H bonus amount, based on the final FY26 corporate performance factor used for other executive officers and an individual performance factor of 100%, payable by April 30, 2026.
b.Should the Company terminate the Advisor Agreement or SOW pursuant to Section 6.1 of this Agreement prior to the Termination Date, Advisor will receive a lump sum payment of all fees and acceleration of the shares under his outstanding equity awards which would have otherwise been paid or vested through the Termination Date, or an equivalent payment for the value thereof.
c.Should a Change in Control (as defined in the 2015 Equity Incentive Plan) of Pure or the death of Advisor occur during the period of this Agreement, Advisor will receive acceleration of the shares under his outstanding equity awards which would have otherwise vested through the Termination Date, or an equivalent payment for the value thereof. Upon the death of Advisor, the administrator, the executor of Advisor’s estate or Advisor’s legal heirs shall be entitled to receive, on behalf of Advisor’s estate, the vested shares or equivalent sum described above.

2Advisor will assist in the transition of certain duties and responsibilities of the Company’s Chief Financial Officer and continue to make sustained contributions through the completion of FY26, preparation and filing of the Company’s Form 10-K for FY26 by the deadline in April 2026, assist with planning for FY27 through Q1 FY27 end, provide guidance for ongoing finance and operational projects, such as Hyperscale Business Model accounting and inflight implementation of new or in-flight business operations systems, and assist in the transition of CFO role and organization, as appropriate, perform specific tasks as instructed to by the CEO or CFO and as may be reasonably requested by the Company for certain hours per week during the Advisory Period, until the Termination Date or unless terminated earlier pursuant to Section 6 of the Agreement.

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3The Company will reimburse Advisor, in accordance with the Company’s Global Travel & Expense Policy, for all reasonable expenses incurred by Advisor in performing the services requested by the Company pursuant to this Agreement.

Signature page to Statement of Work #1

Pure Storage, Inc.

By: /s/ Nicole Armstrong
Niki Armstrong, Chief Administrative & Legal Officer

Advisor: Kevan Krysler

By: /s/ Kevan Krysler
Address: as reflected in the records of the Company